Hub Group, Inc. Announces Results for the Second Quarter Ended June 30, 2003

Downers Grove, IL, August 4, 2003 - Hub Group, Inc. (NASDAQ: HUBG) reported results of operations for the quarter ended June 30, 2003.

Overall revenue for the Company increased 1.2% from the prior year to $331.7 million. Intermodal revenue decreased 3.2% to $234.7 million from $242.5 million in 2002 due primarily to a decrease in volume. Truckload brokerage revenue decreased 3.9% to $48.5 million from $50.4 million in 2002 due primarily to a strategic decision to support logistics customer growth with traditional brokerage resources. Supply chain solutions logistics revenue increased 107.4% to $32.6 million from $15.7 million in 2002 due primarily to increased volume from new customers added in 2002 and existing customers. In addition, Hub Group Distribution Services ("HGDS") revenue decreased 16.3% to $15.9 million in 2003 from $19.0 million in 2002 due to the previously disclosed loss of a large logistics customer and transferring certain HGDS customers to another Hub subsidiary in 2002 offset by an increase in installation business. Certain prior year amounts have been reclassified to conform to the current year presentation.

Net income for the second quarter was $1.5 million compared to a net loss of $2.2 million in 2002. Earnings per share were $0.20 in the second quarter versus a loss per share of $0.29 in 2002. During the quarter ended June 30, 2003, there was a nonrecurring tax charge of $0.8 million (or $0.10 per share), in addition to the normal tax provision, due to the write off of deferred tax assets associated with the Illinois Research and Development tax credit carryforwards which were eliminated by Illinois law enacted on June 20, 2003. Earnings per share without the nonrecurring tax charge of $0.8 million would have been $0.30 for the quarter versus the reported amount of $0.20.

Gross margin increased 18.8% to $43.5 million in 2003 from $36.6 million in 2002. As a percent of revenue, gross margin increased to 13.1% in 2003 from 11.2% in 2002. The increase in margin as a percent of revenue is primarily due to changes in customer mix, competitively pricing increased costs and improvements in purchasing transportation services. Salaries and benefits decreased to $22.9 million in 2003 from $23.3 million in 2002. As a percentage of revenue, salaries and benefits decreased to 6.9% from 7.1% in 2002 due primarily to a decrease in headcount and an increase in revenue. Selling, general and administrative expenses increased to $12.1 million in 2003 from $11.6 million in 2002. As a percentage of revenue, these expenses increased slightly to 3.6% in 2003 from 3.5% in 2002. The increase as a percentage of revenue is primarily attributed to an increase in outside services, bad debts, insurance and sales commissions.

Hub's Chairman, Phillip C. Yeager, stated: "This quarter's results validate that the margin enhancement and cost control programs that were launched in previous quarters continue to bear fruit. We will continue to focus on controlling costs while enhancing margin with renewed emphasis on top line growth for our core intermodal and brokerage services."

Statements in this press release that are not historical, including statements regarding Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2002 and the quarterly report on Form 10-Q for the quarter ended March 31, 2003. Hub Group assumes no liability to update any such forward-looking statements.

Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload, LTL, railcar, air freight, international and related logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico and had 2002 sales of approximately $1.3 billion.


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                                 HUB GROUP, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                             THREE MONTHS
                                                                            ENDED JUNE 30,
                                                                      ---------------------------
                                                                          2003          2002
                                                                      ------------ --------------
Revenue                                                                $ 331,651    $  327,595

Transportation costs                                                     288,191       290,999
                                                                      ------------ -------------
       Gross margin                                                       43,460        36,596

Costs and expenses:
     Salaries and benefits                                                22,853        23,348
     Selling, general and administrative                                  12,105        11,610
     Depreciation and amortization of property and equipment               2,588         2,535
                                                                      ------------ -------------
       Total costs and expenses                                           37,546        37,493
                                                                      ------------ -------------

       Operating income (loss)                                             5,914          (897)

Other income (expense):
     Interest expense                                                     (2,010)       (2,482)
     Interest income                                                          25            54
     Other, net                                                               49            60
                                                                      ------------ -------------
       Total other expense                                                (1,936)       (2,368)

Income (loss) before provision for (benefit from) income taxes             3,978        (3,265)

Provision for (benefit from) income taxes                                  2,431        (1,038)
                                                                      ------------ -------------

Net income (loss)                                                      $   1,547   $    (2,227)
                                                                      ============ =============

Basic earnings (loss) per common share                                 $    0.20   $     (0.29)
                                                                      ============ =============
Diluted earnings (loss) per common share                               $    0.20   $     (0.29)
                                                                      ============ =============